EXHIBIT 99


THE-JUDGE-GROUP (JUDG)

The Judge Group, Inc. Acquires Information
Solutions, Inc.

Business Editors/Computers & Electronic Writers

BALA CYNWYD, Pa. -- (BUSINESS WIRE) -- March 6, 1998 -- The Judge Group, Inc. (NASDAQ: JUDG), one of the leading IT and staffing solutions providers, announced today it has acquired the assets of Information Solutions, Inc. (ISI), a nationwide provider of IT staffing services. ISI's 25 employees will join The Judge Group's contract placement division, Judge Technical Services. The addition of ISI will expand Judge Technical Services' presence in the Midwest. ISI operated profitably in 1997 while generating about $7 million in revenue during the year.

ISI serves its customers across the United States from its office in Detroit, Michigan and recently established a presence in the United Kingdom. ISI specialists are qualified to consult, teach, implement and service today's most advanced information systems. From client/server to mainframe systems, or from the most popular CASE/4GL development and programmer productivity tools to outstanding credentials in data and voice communications and network implementations, ISI provides a wide range of IT solutions in order to meet its clients' IT needs.

ISI was founded in 1986 by John Runyon to provide IT solutions in a timely and cost-effective manner for a variety of organizations worldwide. ISI employs information technology specialists, with the most current, state of the art skills that are needed to meet client's requirements and their dynamic changing environment. John Runyon, Chief Executive Officer, will continue to operate the business and become Vice President of the Midwest Region for Judge Technical Services, the contract placement division of The Judge Group.

"The Judge Group is a growing, dynamic force in the rapidly expanding IT industry," added Mr. Runyon. "We are very excited about the tremendous opportunities and benefits which will be presented to both our customers and employees. We expect to significantly contribute to the future success of The Judge Group."

Richard T. Furlano, President of Judge Technical Services, Inc. commented, "We are extremely happy that our national presence is being expanded by the complement of staffing services that ISI provides. We are also thrilled that John Runyon will now play an important role in expanding our presence in IT Staffing internationally as well as in the United States. Throughout his career, John has worked extensively in the consulting services industry in Australia and we are looking forward to applying his expertise to ultimately expand globally."


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Commenting on the acquisition, Martin Judge, Jr., Chairman and Chief Executive
Officer of The Judge Group said, "The Judge Group is committed to building shareholder value in part by expanding our presence in the IT contract staffing portion of our total IT solutions business. This is the first step in what we hope will be an active year of acquisitions for us in 1998. We finished 1997 as a $100 million corporation. Our goal is to have a revenue "run rate" twice that a year from now through a combination of internal growth and acquisitions."

The Judge Group, Inc., one of the leading IT and staffing solutions provider, services the information technology and engineering needs of its clients through the following four complementary operating units: the Contract Placement business, which provides IT and engineering personnel on a contract basis; the Permanent Placement business, which provides IT and engineering personnel on a permanent basis; the Information Management Solutions business, which provides consulting, networking, imaging, document management, workflow and document conversion services; and finally the IT Training business, which provides standard and customized IT training on established and emerging software applications for Corporate America and Government.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this news release, including but not limited to, the likelihood of the company regaining momentum in its contract placement business, ability to improve the performance of its document management and imaging business, the ability to successfully consummate and integrate its acquisitions, its ability to build shareholder value and expressions of optimism about opportunities in its various business areas may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: unavailability of qualified technical consultants; the Company's ability to reduce costs and improve revenues in its Document Management, Imaging and Network Services business; to successfully implement its acquisition strategy, to manage its growth and to respond to technological developments; industry competition factors and other risks identified in filings with Securities and Exchange Commission.

For more information, contact Richard T. Furlano at (610) 667-7700 or rfurlano@jts.judge.com.